Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED  JUNE 30, 2021

Doylestown, Pennsylvania- August 6, 2021.  HV Bancorp, Inc. (the “Company” or “HVB”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported operating results for the Company for the quarter and six months ended June 30, 2021. Net income for the quarter ended June 30, 2021 was $1.3 million or ($0.65 per basic share and $0.63 per diluted share) versus net income of $1.5 million or ($0.73 per basic and diluted shares), for the quarter ended June 30, 2020. Net income for the six months ended June 30, 2021 was $2.6 million ($1.30 per basic share and $1.27 per diluted share) versus net income of $1.6 million ($0.80 per basic and diluted shares) for the six months ended June 30, 2020.

At June 30, 2021, the Company had total assets of $548.6 million (29.2% increase over second quarter 2020), total deposits of $437.4 million (45.5% increase over second quarter 2020) and total shareholders’ equity of $41.4 million (17.3% increase over second quarter 2020).  For the six months ended June 30, 2021, return on assets (“ROA”) and return on equity (“ROE”) was 0.82% and 13.25%, respectively. This continued high performance resulted in a 21% year over year increase in Book Value for the Company from $15.75 per share to $19.04 per share.

Travis J. Thompson, Esq., Chairman, President & CEO, commented, “HVB’s outstanding year to date performance is the direct result of the dedication demonstrated by the HVB team as we continue to navigate the challenges of the COVID-19 pandemic. Residential Mortgage originations continued its robust pace closing 1,302 new loans totaling $340 million, while the Business Banking team successfully facilitated $64.7 million in forgiveness for the first round of the Payment Protection Program in addition to new commercial loan originations totaling $73 million year to date.  We closely monitor all modified loans and any other loans to customers potentially at risk due to the COVID-19 induced economic slowdown and we have adjusted our loan loss provisions accordingly.”

Finally, Mr. Thompson noted, “The recent completion of our $10 million subordinated debt offering will enable HVB to continue its high performing growth in each of our business lines. We have already begun to put this capital to work by opening our newest branch location in South Philadelphia, a commercial lending office in Delaware, and a residential lending office in Tampa, Florida.”

Highlights for the quarter and six months ended June 30, 2021 include:

•	For the six month period, net income was $2.6 million compared to $1.6 million in the same period in 2020.

•	Book value per share increased from $15.75 at June 30, 2020, to $19.04 at June 30, 2021.

•	Closed on a $10 million subordinated debt note in May which will be used to further the Company’s growth strategy.

•

Net interest income increased $1.0 million and $2.1 million to $3.5 million and $6.8 million, respectively, for the three and six months ended June 30, 2021 from $2.6 million and $4.7 million, respectively, for the three and six months ended June 30, 2020, respectively.

•	For the six months ended June 30, 2021, total interest and non-interest income was $15.8 million, an increase of $3.4 million or 27.3% higher from the same period in 2020.

COVID-19 Update:

•

Through participation in the United States Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”), the Company processed over 450 applications from new and existing customers with an aggregate outstanding balance of $25.3 million as of June 30, 2021, in the first round of PPP loans. The forgiveness process of the first round of PPP loans began in the fourth quarter of 2020 with approximately $64.7 million in PPP forgiveness received through July 31, 2021. In the first quarter of 2021, the Company processed over 340 applications with an aggregate outstanding balance of $46.2 million in the second round of PPP loans.

•	As of June 30, 2021, there were four borrowers with an aggregate outstanding balance of $1.9 million in payment deferral.

•

The Company continues to monitor its liquidity and capital. As of June 30, 2021, the Bank’s capital ratios exceeded “well- capitalized” requirements (see selected consolidated financial data and other data).  As of June 30, 2021, the Company maintained $79.5 million, or 14.5% of total assets, of cash and cash equivalents and $166.6 million, or 30.4% of total assets, of available borrowing capacity. The $166.6 million of available borrowing capacity consisted of unused borrowing capacity of $109.0 million at the Federal Home Loan Bank of Pittsburgh, $53.9 million of borrowing capacity with the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”), $3.0 million of borrowing capacity from the Atlantic Community Bankers Bank and a $657,000 line of credit at the Federal Reserve Bank of Philadelphia.

Balance Sheet: June 30, 2021, compared to December 31, 2020

Total assets decreased $313.0 million to $548.6 million at June 30, 2021 from $861.6 million at December 31, 2020. The decrease was primarily the result of decreases of $335.1 million in cash and cash equivalents and $14.1 million in loans held for sale, offset by increases of $21.7 million in net loans receivable, $10.2 million in investment securities, $1.4 million in right-of-use asset, and $1.1 million in mortgage servicing rights and $602,000 in other assets. Cash and cash equivalents decreased $335.1 million to $79.5 million at June 30, 2021 from $414.6 million at December 31, 2020 as a result of anticipated outflows of retail deposits in our core deposit from certain accounts.

Total liabilities decreased $315.6 million, or 38.4%, to $507.1 million at June 30, 2021, from $822.7 million at December 31, 2020. The decrease in total liabilities was primarily from a $293.4 million decrease in deposits, $31.1 million decrease in advances from the PPPLF, $1.7 million decrease in other liabilities offset by the issuance of a $10.0 million subordinated note and $1.5 million increase in operating lease liabilities. Deposits decreased $293.4 million, or 40.1%, to $437.4 million at June 30, 2021 from $730.8 million at December 31, 2020. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) decreased $278.2 million, or 41.6%, to $390.5 million at June 30, 2021 from $668.7 million at December 31, 2020 as there was an anticipated decrease in certain retail accounts in our core deposits during the first quarter of 2021. Certificates of deposit decreased $15.2 million, or 24.5%, to $46.9 million at June 30, 2021 from $62.1 million at December 31, 2020. The decrease in certificates of deposit was the result of a $10.0 million decrease of certificates of deposit issued through brokers and a $5.2 million decrease in retail growth of certificates of deposit.

Total shareholders’ equity increased $2.5 million to $41.4 million at June 30, 2021 compared to $38.9 million at December 31, 2020 primarily as a result of net income of $2.6 million for the six months ended June 30, 2021, share based compensation expense of $121,000, ESOP shares committed to be released of $77,000 and a stock option exercises of $28,000. Offsetting these increases was other comprehensive loss of $33,000 due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio and $267,000 in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019.

Income Statement: For the quarter and six months ended June 30, 2021, compared to June 30, 2020

Net Interest Income:

Net interest income increased $1.0 million to $3.5 million for the quarter ended June 30, 2021, from $2.6 million for the quarter ended June 30, 2020. The increase reflected a $22.1 million increase in our net interest-earning assets, which increased to $92.7 million for the quarter ended June 30, 2021 from $70.6 million for the quarter ended June 30, 2020.  Net interest income increased $2.1 million to $6.8 million for the six months ended June 30, 2021 from $4.7 million for six months ended June 30, 2020. Our net interest-earning assets increased $25.7 million to $88.5 million for the six months ended June 30, 2021 from $62.8 million for the six months ended June 30, 2020.

Provision for loan losses:

Provision for loan losses decreased by $183,000 to $267,000 for the quarter ended June 30, 2021 from $450,000 during the quarter ended June 30, 2020. During the quarter ended June 30, 2021, no net charge-offs were recorded.  Provision for loan losses decreased by $146,000 to $415,000 for the six months ended June 30, 2021 from $561,000 during the six months ended June 30, 2020. During the six months ended June 30, 2021 and 2020, net charge-offs of $172,000 and $153,000 were recorded. Due to continued uncertainty of the economic conditions resulting from the COVID-19 pandemic, the Company increased the qualitative factors in the calculation of the allowance for loan losses. The Company will continue to monitor and make additional adjustments to the allowance for loan losses as necessary.

Non-Interest Income:

Non-interest income was $3.9 million and $8.0 million for the quarter and six months ended June 30, 2021, respectively, compared to $3.9 million and $6.1 million for the same periods in 2020. The increase in non-interest income of $1.9 million to $8.0 million for the six months ended June 30, 2021 from $6.1 million for the six months ended June 30, 2021 was primarily due to a $4.1 million increase in the gain on sale of loans, net offset by a decrease of $1.4 million in change in fair value of loans held for sale, and a $1.0 million decrease on gain on derivative instruments and a $141,000 decrease in gains on sale of available-for-sale securities, net.

Non-Interest Expense:

Total non-interest expense increased $1.3 million, or 32.5%, to $5.3 million for the quarter ended June 30, 2021 from $4.0 million for the quarter ended June 30, 2020 and increased $2.8 million, or 35.4%, to $10.7 million for the six months ended June 30, 2021 from $7.9 million for the six months ended June 30, 2020.  The increase for the three months ended June 30, 2021 compared to the three months of June 30, 2020 was primarily a result of an increase of $822,000 in salaries and employee benefits, $256,000 in professional fees and other expenses and $104,000 in occupancy expenses. Salaries increased as full time equivalent (FTE) employees increased to one-hundred forty-six as of June 30, 2021, from one-hundred as of June 30, 2020 primarily as a result of the expansion of the Company’s lending and business banking operations. For the six months ended June 30, 2021, the increase was primarily a result of additional salaries and employee benefits of $1.9 million, $244,000 in data processing related operations costs, $236,000 in Federal deposit insurance premiums and $232,000 in professional fees and other expenses.

Income Taxes:

Income tax expense was $544,000 and $1.0 million for the quarter and six months ended June 30, 2021, respectively, compared to $590,000 and $638,000 during the same periods in fiscal year 2020. The decrease in income tax expense for the quarter ended June 30, 2021 compared to the same period a year ago reflected a decrease in income before taxes. The increase in income tax expense for the six months ended compared to the same period a year ago reflected an increase in income before taxes. The effective tax rates were 29.8% and 28.5% for the quarter and six months ended June 30, 2021, respectively, compared to 28.3% and 27.9% during the same periods in fiscal year 2020.

Net Income & Book Value:

Net income was $1.3 million, approximately $0.65 cents per basic share and $0.63 per diluted share for the three months ended June 30, 2021, as compared to $1.5 million, or approximately $0.73 cents per basic and diluted share for the three months ended June 30, 2020. Net income increased $1.0 million to $2.6 million, or approximately $1.30 cents per basic share and $1.27 per diluted share for the six months ended June 30, 2021, as compared to $1.6 million, or approximately $0.80 cents per basic and diluted share for the six months ended June 30, 2020. Book value per share increased from $15.75 at June 30, 2020 to $19.04 at June 30, 2021.

Asset quality:

At June 30, 2021, the Company’s non-performing assets totaled $2.8 million, or 0.51% of total assets compared to $2.3 million, or 0.26% at December 31, 2020. Non-performing loans increased $563,000 primarily because of a $577,000 increase in one-to four-family residential real estate loans offset by a $14,000 decrease in medical education loans compared to December 31, 2020. There were no non-accruing troubled debt restructurings at June 30, 2021 and December 31, 2020.

The allowance for loan losses totaled $2.3 million, or 0.67% of total loans and 80.23% of total non-performing loans at June 30, 2021 as compared to $2.0 million, or 0.64% of total loans and 89.49% of total non-performing loans at December 31, 2020.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, eight full service bank offices and one limited service bank office. We also operate four loan production offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

(Unaudited)

	At June 30, 2021	At December 31, 2020	At June 30, 2020
(In thousands)
Financial Condition Data:
Total assets	$548,561	$861,607	$424,738
Cash and cash equivalents	79,518	414,590	28,651
Investment securities available-for-sale, at fair value	33,734	23,518	18,639
Equity securities	500	500	500
Loans held for sale, at fair value	69,389	83,549	43,485
Loans receivable, net	335,527	313,811	309,563
Deposits	437,430	730,826	300,571
Federal Home Loan Bank advances	26,349	26,269	27,000
Federal Reserve PPPLF advances	17,568	48,682	47,834
Subordinated debt	9,996	—	—
Total liabilities	507,124	822,680	389,481
Total shareholders’ equity	41,437	38,927	35,257

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
(In thousands, except per share data)
Operating Data:
Interest income	$4,078	$3,328	$7,881	$6,354
Interest expense	546	758	1,082	1,691
Net interest income	3,532	2,570	6,799	4,663
Provision for loan losses	267	450	415	561
Net interest income after provision for loan losses	3,265	2,120	6,384	4,102
Gain on sale of loans, net	3,243	2,327	8,135	3,956
Other non-interest income (loss)	619	1,618	(170)	2,133
Non-interest income	3,862	3,945	7,965	6,089
Non-interest expense	5,301	3,979	10,733	7,908
Income before income taxes	1,826	2,086	3,616	2,283
Income tax expense	544	590	1,032	638
Net income	$1,282	$1,496	$2,584	$1,645

Earnings per share-Basic	$0.65	$0.73	$1.30	$0.80
Earnings per share -Diluted	$0.63	$0.73	$1.27	$0.80
Average common shares outstanding- Basic	1,987,800	2,035,553	1,986,805	2,044,620
Average common shares outstanding- Diluted	2,042,240	2,035,553	2,027,581	2,044,620
Shares outstanding end of period	2,175,874	2,239,253	2,175,874	2,239,253
Book value per share	$19.04	$15.75	$19.04	$15.75

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Performance Ratios:
Return on average assets (1)	0.89%	1.53%	0.82%	0.88%
Return on average equity (1)	12.77	17.48	13.25	9.72
Interest rate spread (2)	2.48	2.57	2.19	2.41
Net interest margin (3)	2.56	2.75	2.26	2.62
Efficiency ratio (4)	71.69	61.07	72.70	73.55
Average interest-earning assets to average interest-bearing liabilities	120.15	123.33	117.20	121.37

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.51%	0.65%	0.51%	0.65%
Non-performing loans as a percent of total loans	0.83	0.89	0.83	0.89
Allowance for loan losses as a percent of non-performing loans	80.23	66.49	80.23	66.49
Allowance for loan losses as a percent of total loans	0.67	0.59	0.67	0.59
Net charge-offs (recoveries) to average outstanding loans during the period	0.00	0.05	0.05	0.06

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	13.41%	13.87%	13.41%	13.87%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.10	8.24	8.10	8.24
Tier 1 risk-based capital (to risk weighted assets)	13.41	13.87	13.41	13.87
Total risk-based capital (to risk weighted assets)	14.10	14.68	14.10	14.68
Average equity to average total assets (7)	6.95	8.76	6.22	9.06

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(1)	Annualized for the three months ended June 30, 2021 and 2020.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are period end ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average consolidated total assets.